MEMBERSHIP AND SERVICE AGREEMENT

This Membership and Service Agreement ("Agreement") is entered into as of August 11, 2005, by and between the National Hotel Television Network (NHN) DBA as Citybuzz.tv   ("Participant"), located at 530 North Federal Highway Ft. Lauderdale, Fl 33301 and Citybuzz.tv (Company) located at 1775 Broadway, Suite 401, New York, NY 10019.

1.   Recitals.

 This Agreement is entered into with reference to the following:

a.   Participant owns and operates a national advertising rep firm (NHN DBA "Citybuzz.tv").

b.   Participant develops advertising, information and entertainment content ("Content") and broadcasts the Content on closed circuit television systems ("Local Network") to guests and other invitees of hotels, resorts and spas that accept national advertisements in the following locations: Central California, Charlotte, Alaska,  and Denver and Breckenridge Colorado.("Local Competitor").

c. Participant desires to be represented to national advertisers by Company, and Company desires to sell national advertising on behalf of Participant on the terms and conditions set forth herein.

d.   Company may enter into agreements similar to this Agreement with other participants ("Other Participants") who develop content for local networks in other locations in order to offer national advertisers a broader geographic market for distribution of advertising over local networks.  Collectively, the Company, Participants and the Other Participants are sometimes referred to as the "Consortium" in this Agreement.

2.   Term.

 The term of this Agreement shall commence upon execution of this agreement and shall continue for a period of 18 months. This Agreement shall automatically renew for additional periods of 18 months unless either party sends the other party written notice of its intention not to renew, at least 60 days prior to the end of such 18-month period, or unless otherwise terminated pursuant to Section 10 hereof.

3.   Services.

  Participant hereby grants Company the right along with participant to sell national advertising on behalf of Participant for the Local Network.  In no event shall Company be responsible for securing any minimum amount of advertising for Participant or the Local Network, whether in terms of numbers of advertisers or value of advertising contracts.

4.   Commission.

a.  Basic Commission and Supplementary Commission.  Company shall pay Participant an amount equal to the gross revenue received (minus any applicable advertising agency commissions) from advertisements placed in the Local Network by Company minus a commission fee equal to 25% of such gross revenue,

Participants Commission. NHN Citybuzz.tv shall receive such amount for all advertisements placed on NHN Citybuzz.tv networks affiliates. Payment for NHN Citybuzz.tv network affiliates shall be made payable only to NHN Citybuzz.tv.

b.  Referral Commission. If Participant refers a potential national advertiser to the Company ("Participant Referral"), and the Company enters into an advertising agreement with such advertiser for distribution to the Consortium, the Company shall pay to Participant a referral commission equal to 10% of the gross revenue received from such advertisements.

5.  Intentionally omitted.

6.   Participant Benefits.

 In addition to selling national advertising for Participant, the Company will provide benefits including, but not limited to the following, at no additional charge to Participant, except as otherwise provided in Section 4:

a.   Prepare and purchase Company promotional material;

b.   Produce and pay for Company media kits;

c.   Purchase all printed Company materials, including stationery, business cards, and envelopes;

d.   Coordinate distribution of advertisements;

e.   Manage all advertising invoices and collections.

7.   Exclusivity. The Company shall not sell national advertising for another network that broadcasts on closed circuit television systems to guests and other invitees of hotels, resorts and spas in the metropolitan areas of Central California, Charlotte, Alaska,  and Denver and Breckenridge Colorado. ("Local Competitor").

8.   Advertisers.

a.  Company Advertisers.  Company will contract directly with national advertisers ("Advertisers") for the placement of advertisements in the Consortium, including those advertisers that are Participant Referrals.

b.  Participant agrees to air all advertising sold by Company for the Local Network in accordance with the terms and conditions agreed upon between the Advertisers and Company and Participant. All payments for advertising, in accordance with the provisions of paragraph 9G below, placed in the Local Network by Company shall be made to Company. Company will forward any payments due to Participant pursuant to Section 4 above for advertisements placed in the Local Network or for Participant Referrals to Participant within fourteen (14) days of its receipt of the payments. If any Advertiser does not pay Company for an advertisement placed in the Local Network or the Consortium by Company, and Company exhausts commercially reasonable efforts to collect payment from such Advertiser, Company shall not be liable to Participant. Company's collection efforts shall be limited to writing letters, re-invoicing, follow-up telephone calls and hiring a collection agency (which decision shall be made in Company's sole discretion and all costs therefore shall be offset against payments by Company to Participant). Company shall not be required to pursue any manner of litigation in connection with its collection efforts. Participant agrees not to pursue any collections against Advertisers without the written authorization from the Company.

c.  Participant Referrals.  If Participant has contacts with a national advertiser, and believes such advertiser might be interested in advertising with the Consortium, then Participant will notify the Company in writing of such national advertiser.  If Company does not already have a relationship or contact with such potential advertiser, and Company desires to approach such potential advertiser, then Participant and Company shall work together to approach such potential advertiser.  If such advertiser and Company and the relevant Other Participants are able to negotiate mutually agreeable terms and conditions, then the Company shall contract directly with such national advertiser for the placement of advertisements in the Consortium.

9.   Participant Obligations.

a.   Company shall send a copy of the advertiser spot to participant for integration into NHN Citybuzz.tv network affiliates.

b.   Participant shall not become a member of any other network, and shall not allow any other company to sell national advertising on its behalf for the Local Network.

c.   Participant shall not establish another Local Network in a market in which one of the Other Participants operates under Agreement with the Company related to the Consortium.

d.   Participant shall maintain the Local Network as a first-class Local Network with the same or better quality, exposure and distribution as the Local Network has of the Effective Date.

e.   Participant shall maintain at least the same distribution throughout the contract period. Participant shall notify Company of new distribution numbers every four months beginning on the effective date of this Agreement.

f.    Upon written request to Participant by Company, Participant shall supply copies to the Company of signed affidavits or the pertinent sections of signed contracts for each claimed distribution outlet in its Local Networks. Affidavits or contract copies will contain (a) a hotel room count, and (b) a signature of a hotel official.

g.   Participant shall use its best efforts to fulfill all outstanding advertising agreements that have been placed by or through the Company as approved by the Participant in accordance with a procedure and schedule established with the Company.

h. Participant, for any reason, at its sole discretion, is hereby granted the right to accept or reject any advertising, in whole or in part, by Company for airing in Participant's network.

10. Termination.

Company may terminate this Agreement for any reason upon sixty (60) days prior written notice to Participant.  Participant shall be entitled to terminate this Agreement only for material breach of this Agreement by Company, and only if the Company shall fail to cure such material breach within 30 days after written notice thereof is received by Company.  At the time of the expiration or termination of Participant's agreement with the Company, Participant shall fulfill all outstanding advertising agreements that have been placed for Participant by or through Company, and the Company shall fulfill its obligations to Participant regarding such outstanding advertising agreements, including, but not limited to, the obligation to make payments to the Participant for such advertising in a timely manner as described in paragraph 8 above.  Sections 10, 11, 13b and 13f shall survive any expiration or termination of this Agreement.

11. Waiver and Indemnity.

Company shall not be responsible for, and Participant hereby waives all claims against Company for the placement, quality or distribution of advertisements sold by or through Company for the Local Network. Participant shall indemnify, defend and hold harmless Company, and its respective officers, directors, shareholders, members, agents and representatives from and against all claims, actions, damages and liabilities arising out of the placement, quality or distribution of advertisements sold by or through Company for the Local Network or any breach of this Agreement by Participant, its employees, or directors. The Company shall indemnify, defend and hold harmless Participant, and its respective officers, directors, shareholders, members, agents and representatives from and against all claims, actions, damages and liabilities arising out of any breach of this Agreement by the Company, its employees, or directors.

12. Assignment.

 Participant or Company shall not be entitled to assign this Agreement without the written approval of the other party, which will not be unreasonably withheld.

13. General Provisions.

a.   Notices. All notices given under this Agreement shall be in writing and may be personally served or delivered by facsimile or certified or express mail, addressed as provided above. Any notice served personally or by facsimile shall be deemed received when served or confirmed. Any notice delivered by certified or express mail shall be deemed received two (2) days after its deposit in the mail.

b.   Applicable Law.  This Agreement shall be governed solely by the laws of the State of Florida. The parties agree that the proper venue for all actions brought pursuant to this Agreement shall be Broward County, Florida.

c.   Parties' Relationship. Nothing in this Agreement shall be construed to create a partnership, joint venture, or agency relationship between the parties.

d.   Amendment. This Agreement may be amended only by a written agreement signed by both parties hereto.

e.   Final Agreement. This Agreement memorializes and constitutes the final expression and the complete and exclusive agreement between the parties with regard to the subject matter hereof, and it supercedes and replaces all prior negotiations, proposed agreements, and agreements, whether written or unwritten.

f.    Confidentiality. This agreement and any other communications, agreements, negotiations, whether written or unwritten and including the affidavits referred in paragraph 9f above, between Company and Participants are confidential and cannot be shared with any parties outside of the Participant or the Company except as reasonably necessary to satisfy customary and usual conditions of advertisers. The Company's inclusion of information regarding the Local Network on its website or marketing materials, including [hotel names, hotel room counts, etc…], shall not be considered a breach of this provision. Confidential information does not include information that (i) is in or enters the public domain without breach of this Agreement, (ii) the receiving party lawfully receives from a third party without restriction on disclosure and without breach of a nondisclosure obligation or (iii) the receiving party can demonstrate that it knew without restriction prior to receiving such information from the disclosing party, or that it developed independently without reference to such information. The terms and conditions of this Agreement will be deemed Confidential Information and will not be disclosed to any third party unless expressly provided for in this Agreement. Violation of this clause may result in the immediate termination of this Agreement by Company. In addition to any other remedies available to it at law or in equity, each party will be entitled to injunctive relief (without the requirement of posting a bond or other form of security) to enforce this section.

Company:

By:       _____/s/Gordon Scott Venters________________________

Name:  _______Gordon Scott Venters______________________

Title:     ________Pres/CEO_____________________

Date:    _______8/24/05______________________

Participant:

NHN/CITYBUZZ.TV

By:       ______/s/C. Ferer_______________________

Name:  ________C. Ferer_____________________

Title:     _________Pres, Chrm____________________

Date:    ________9/6/05_____________________